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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 of Vitesse Semiconductor Corporation of our report dated October 19, 2001, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2001, and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001, annual report on Form 10-K of Vitesse Semiconductor Corporation.

(signed) KPMG LLP

Los Angeles, California
December 14, 2001